Exhibit 10.8

AMENDMENT FIVE

TO PRODUCT PURCHASE AGREEMENT NO. 1585-042103

This Amendment Five to the Product Purchase Agreement No. 1585-042103 (“PPA”) dated July 30, 2003, (the “Amendment Five”) dated April 6, 2009, (the “Amendment Five Effective Date”) is between Overland Storage Inc. (“OVERLAND”), a California corporation, with offices at 4820 Overland Avenue, San Diego, California 92123, and Hewlett-Packard Company (“HP”), a Delaware corporation, with offices at 3000 Hanover Street, Palo Alto, California 94304. OVERLAND and HP may be referred to individually as a “Party” and collectively as “Parties.”

WHEREAS, OVERLAND and HP have entered into the PPA including all exhibits and amendments thereto, (collectively, the “Agreement”), whereby OVERLAND authorized HP to distribute and promote certain products and services pursuant to the terms and conditions contained therein;

WHEREAS, OVERLAND and HP each desires to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	The Term as set forth in Section 1.3 of the Agreement shall be amended to extend the Term of the Agreement through July 30, 2012 inclusive, and such Term shall automatically renew for successive one-year periods for three (3) years, unless earlier terminated under the terms of the Agreement.

Except as expressly set forth herein, all other terms and conditions of the Agreement shall continue in full force and effect. Capitalized terms used but not defined herein shall have the meanings given thereto in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment Five to be executed by their duly authorized representatives on the dates indicated below.

OVERLAND STORAGE, INC.		HEWLETT-PACKARD COMPANY

By:	/s/ Vernon A. LoForti	By:	/s/ Richard Gentilini
Name:	Vernon A. LoForti	Name:	Richard Gentilini
Title:	President	Title:	Director, SWD Gl Procurement
Date:	April 20, 2009	Date:	5-6-09